TBS International Limited Announces the Acquisition of a Handymax Bulk Carrier

HAMILTON, BERMUDA – February 19, 2008 – TBS International Limited (NASDAQ: TBSI) announced that it has entered into an agreement to acquire the M.V. Athinoula, to be renamed M.V. Canarsie Princess, a 1985 built, 42,842 dwt handymax bulk carrier. TBS has agreed to acquire this vessel charter free for $30.3 million with expected delivery within the second quarter of 2008.

Following this acquisition and the deliveries of the previously announced vessels, TBS’ fleet will be comprised of 43 vessels with an aggregate of 1,268,402 dwt, consisting of 23 tweendeckers and 20 handymax/ handysize bulk carriers.

Joseph E. Royce, Chairman, Chief Executive Officer and President, stated: “We are pleased to announce the acquisition of the M.V. Canarsie Princess, which further expands our dry bulk fleet enabling us to benefit from the sector’s positive fundamentals. Our growth strategy focuses on bolstering the earning capacity of the Company and enhancing our flexibility to better service our customers.”

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Mediterranean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in TBS's filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by forward-looking statements is the ability of the buyer and seller of the vessel to satisfy customary conditions to our obligation to purchase the vessel. Other factors that could affect TBS's operations and results are discussed in TBS's filings with the Securities and Exchange Commission. TBS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Visit our website at www.tbsship.com

For more information, please contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: nbornozis@capitallink.com